Exhibit 99.1

September 9, 2013

Clean Energy Announces Proposed Private Placement of Convertible Senior Notes

NEWPORT BEACH, Calif.— (BUSINESS WIRE) — Clean Energy Fuels Corp. (NASDAQ: CLNE) (“Clean Energy” or the “Company”) today announced that it intends to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2018 (the “notes”) in a private placement. Clean Energy also intends to grant the initial purchasers of the notes a 30-day option to purchase up to $30 million aggregate principal amount of additional notes. The Company expects to use the net proceeds of the offering to fund capital expenditures and for general corporate purposes.

The notes will be senior unsecured obligations of the Company, and interest on the notes will be payable semi-annually.  The notes will be convertible at any time at the option of the noteholders into shares of the Company’s common stock at the then-applicable conversion rate.  The interest rate, initial conversion rate and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes.

The notes will be offered to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933 (the “Securities Act”). Neither the notes nor the shares of the Company’s common stock issuable upon conversion of the notes have been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities described, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the completion, timing, size and terms of the proposed offering and the Company’s planned use of any proceeds of that offering. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, market and other general economic conditions, the Company’s and the initial purchasers’ ability to satisfy the conditions required to close the offering, and the Company’s perception of future availability of equity or debt financing needed to fund the growth of its business.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.  Additionally, the Company’s Form 10-Q filed on August 8, 2013 with the Securities and Exchange Commission (www.sec.gov) contains additional risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release.

Clean Energy Media Contact:
Gary Foster, 949-437-1000
Senior Vice President, Corporate Communications
gfoster@cleanenergyfuels.com
or
Clean Energy Investor Contact:
Tony Kritzer, 949-437-1403
Director, Investor Relations
tkritzer@cleanenergyfuels.com